Filed Pursuant to Rule 433
Registration No. 333-134553

FX Basket-Linked Note
(“5Y Global Basket Appreciation Note”)

Final Terms and Conditions

September 6, 2006

100% Principal-Protected, 5% Minimum Return at Maturity	Contact: +1 (212) 526 5641

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the Australian Dollar (AUD), Canadian Dollar (CAD), Euro (EUR), Pound Sterling (GBP), and Japanese Yen (JPY)  and a short position in the U.S. Dollar (USD) via a single basket consisting of these long and short currencies (with the long currencies having a positive weighting in the basket and the short currencies having a negative weighting in the basket).  If the Basket Value is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus the 5% minimum return and an additional return which is dependent upon the Leverage (220%) multiplied by the performance of the basket, which is, in turn, linked to the performance of the long currencies vs. the USD.  If the Basket Value on the Valuation Date is less than or equal to zero, then the investor will receive at maturity the principal amount of the notes plus the 5% minimum return.  The notes do not bear interest.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD 3,500,000

Principal Protection	100%

Trade Date	September 6, 2006

Issue Date	September 12, 2006

Valuation Date	September 6, 2011

Maturity Date	September 12, 2011

Reference Currencies	Australian Dollar (AUD), Canadian Dollar (CAD), Euro (EUR), Pound Sterling (GBP), and Japanese Yen (JPY)

Reference Exchange Rates	The spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of currency units per USD 1.

Issue Price	100%

Leverage	220%

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to Principal Protection * principal amount of each note, plus (a) the Minimum Return and (b) the Additional Amount, if any

Minimum Return	5.0% * principal amount of each note

Additional Amount	The principal amount of the notes multiplied by: Leverage * Basket Value provided that the minimum Additional Amount payable on the notes shall be zero.

Basket Value	The sum of the following quotients in respect of the USD and each Reference Currency:

Initial Reference Currency Amount
Settlement Rate

Initial Reference Currency Amount	The Initial Reference Currency Amount for the USD and each Reference Currency per USD 1 is set forth below:

	Initial Reference		Initial Reference
Currency	Currency Rate	Weighting	Currency Amount
AUD	1.30514	20.0000%	0.26103
CAD	1.10550	20.0000%	0.22110
EUR	0.78082	20.0000%	0.15616
GBP	0.53067	20.0000%	0.10613
JPY	116.63000	20.0000%	23.32600
USD	1.00000	-100.0000%	-1.00000

Where Initial Reference Currency Amount = Weighting * Initial Reference Currency Rate

The Initial Reference Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date. The Initial Reference Currency Rate for the USD is 1.

Settlement Rate

For each Reference Currency, the Reference Exchange Rate on the Valuation Date (subject to the occurrence of a Disruption Event), observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability Event). The Settlement Rate for the USD shall be 1.

Settlement Rate Option and Valuation Business Day:

Reference
Currency	Screen Reference	Valuation Business Day
AUD	One divided by spot rate on 1FEE	New York
CAD	1FED	New York
EUR	One divided by spot rate on 1FED	New York
GBP	One divided by spot rate on 1FED	New York
JPY	1FED	New York

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in and Appendix A to the prospectus supplement dated May 30, 2006.

Business Day	New York

Business Day Convention	Following

Disruption Event

Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the notes, the Calculation Agent will determine the Settlement Rate for the affected Reference Currency as of the day on which such Disruption Event occurred in accordance with the Fallback Rate Observation Methodology (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events (other than a Price Source Unavailability Event), as determined in good faith by the Calculation Agent:

(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of any Reference Currency into USD through customary legal channels; or (y) for any Reference Currency other than EUR, the delivery of USD from accounts inside the country for which a Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) to accounts outside that Reference Currency Jurisdiction;

	(B)	the occurrence of any event causing the Reference Exchange Rate for any Reference Currency to be split into dual or multiple currency exchange rates; or

(C)

for any Reference Currency other than EUR, the occurrence and/or existence of any event (other than those set forth in (A) or (B) above) in a Reference Currency Jurisdiction that materially disrupts the market for such Reference Currency.

Price Source Unavailability Event

Upon the occurrence of a Price Source Unavailability Event with respect to a Reference Currency, the Settlement Rate for the affected Reference Currency will be determined in accordance with the Fallback Rate Observation Methodology (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I).

A “Price Source Unavailability Event” means, as determined in good faith by the Calculation Agent, the Settlement Rate being unavailable for a Reference Currency, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Settlement Rate for a Reference Currency, on the relevant Valuation Date.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	ISIN: US52517PL740

CUSIP: 52517PL74

Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

United States Federal Income Tax Treatment: Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Exchange Rates

The following charts show the weekly spot exchange rates for each Reference Currency (other than the U.S. dollar) in the period from the week ending August 31, 2003 through the week ending September 3, 2006, using historical data obtained from Reuters.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Value are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Foreign Exchange Structuring

Foreign Exchange Structuring

The following chart shows the hypothetical Basket Value based on the hypothetical composite performance of the Reference Currencies using weekly data for the Reference Currencies obtained from Reuters. The Basket Value was indexed to a level of 0.0 on the Trade Date based upon the Initial Reference Currency Rates determined on the Trade Date. The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Value described above.  Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for various Redemption Amounts payable on the notes, based on values for the Leverage (220%) and the Initial Reference Currency Rates (which were determined on the Trade Date) and hypothetical values for the Settlement Rates (which are determined on the Valuation Date) and the resulting Basket Value.  The following examples also reflect the Minimum Return (5%) payable at maturity irrespective of the level of the Basket Value on the Valuation Date.  The Settlement Rate values have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency per USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency per USD exchange rate.

Foreign Exchange Structuring

Example 1: AUD, CAD,EUR,GBP, and JPY  each appreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value greater than zero.

					Initial Reference Currency
	Initial Reference			Hypothetical Settlement	Amount Divided by
	Currency Rate		Initial Reference	Rate	Hypothetical
Currency	(on Trade Date)	Weighting	Currency Amount	(on Valuation Date)	Settlement Rate
AUD	1.30514	20.0000%	0.26103	1.12242	0.23256
CAD	1.10550	20.0000%	0.22110	0.97284	0.22727
EUR	0.78082	20.0000%	0.15616	0.66370	0.23529
GBP	0.53067	20.0000%	0.10613	0.44576	0.23810
JPY	116.63000	20.0000%	23.32600	90.97140	0.25641
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000

				Basket Value =	0.18963
				Leverage =	220%
				Additional Amount =	41.72%
				Minimum Return=	5.00%
				Redemption Amount=	146.72%

Basket Value is 0.18963, resulting in an Redemption Amount equal to 146.72% of the principal amount of the notes

Foreign Exchange Structuring

Example 2: AUD, CAD,EUR,GBP, and JPY each depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value less than zero.

					Initial Reference Currency
	Initial Reference			Hypothetical Settlement	Amount Divided by
	Currency Rate		Initial Reference	Rate	Hypothetical
Currency	(on Trade Date)	Weighting	Currency Amount	(on Valuation Date)	Settlement Rate
AUD	1.30514	20.0000%	0.26103	1.37040	0.19048
CAD	1.10550	20.0000%	0.22110	1.21605	0.18182
EUR	0.78082	20.0000%	0.15616	0.89013	0.17544
GBP	0.53067	20.0000%	0.10613	0.58904	0.18018
JPY	116.63000	20.0000%	23.32600	128.29300	0.18182
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000

				Basket Value =	-0.09026
				Leverage =	220%
				Additional Amount =	0.00%
				Minimum Return=	5.00%
				Redemption Amount=	105.00%

Basket Value is -0.09026, resulting in an Redemption Amount equal to 105% of the principal amount of the notes

Example 3:  AUD, CAD, and EUR appreciate relative to their Initial Reference Currency Rates and GBP and JPY depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value greater than zero.

					Initial Reference Currency
	Initial Reference			Hypothetical Settlement	Amount Divided by
	Currency Rate		Initial Reference	Rate	Hypothetical
Currency	(on Trade Date)	Weighting	Currency Amount	(on Valuation Date)	Settlement Rate
AUD	1.30514	20.0000%	0.26103	1.12242	0.23256
CAD	1.10550	20.0000%	0.22110	0.90651	0.24390
EUR	0.78082	20.0000%	0.15616	0.66370	0.23529
GBP	0.53067	20.0000%	0.10613	0.57312	0.18519
JPY	116.63000	20.0000%	23.32600	121.29520	0.19231
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000

				Basket Value =	0.08925
				Leverage =	220%
				Additional Amount =	19.64%
				Minimum Return=	5.00%
				Redemption Amount=	124.64%

Basket Value is 0.08925, resulting in an Redemption Amount equal to 124.64% of the principal amount of the notes

Foreign Exchange Structuring

Example 4:  GBP and JPY appreciate relative to their Initial Reference Currency Rates and AUD, CAD, and EUR depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value less than zero.

					Hypothetical Settlement
	Initial Reference			Initial Reference Currency	Amount Divided by
	Currency Rate		Initial Reference	Rate	Hypothetical
Currency	(on Trade Date)	Weighting	Currency Amount	(on Valuation Date)	Settlement Rate
AUD	1.30514	20.0000%	0.26103	1.50091	0.17391
CAD	1.10550	20.0000%	0.22110	1.21605	0.18182
EUR	0.78082	20.0000%	0.15616	0.87452	0.17857
GBP	0.53067	20.0000%	0.10613	0.50944	0.20833
JPY	116.63000	20.0000%	23.32600	110.79850	0.21053
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000

				Basket Value =	-0.04684
				Leverage =	220%
				Additional Amount =	0.00%
				Minimum Return=	5.00%
				Redemption Amount=	105.00%

Basket Value is -0.04684, resulting in an Additional Amount equal to 105% of the principal amount of the notes